Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Second Quarter Results

PITTSBURGH, July 28, 2009 – MSA (NYSE) today announced that net sales for the second quarter of 2009 were $227.2 million compared with $293.2 million for the second quarter of 2008, a decrease of $66.0 million, or 22 percent. Net income for the second quarter of 2009 was $12.5 million, or 35 cents per basic share, a decrease of $7.5 million, or 38 percent, compared with $20.0 million, or 56 cents per basic share, for the same quarter last year.

“MSA’s consolidated sales continue to be clearly impacted by the effects of the ongoing recession,” said William M. Lambert, MSA President and CEO. “Since the fourth quarter of 2008 and throughout this year we have been operating with a keen understanding that 2009 would be challenging for each of our three geographic segments. While our top line results have tracked with this expectation, I’m pleased and proud of the efforts our leadership team and our associates have put forth to manage MSA’s expenses across the board. In particular, I was encouraged by a 19 percent reduction in selling, general and administrative expenses that we were able to achieve during the current quarter,” he said. “Maintaining a high level of cost discipline throughout the balance of this year, while continuing to move forward with key new product development initiatives that restore our longer-term top line results, will continue to be our major focus in the second half of 2009. And, based on the progress we have made year-to-date, I am confident we will be successful on both fronts.”

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Sales in the company’s North American segment decreased $36.3 million, or 24 percent, in the second quarter of 2009. The decrease reflects the ongoing impact of the recession on end-user demand, especially in construction, oil and gas, and other industrial markets, as well as the completion of certain government contracts. Sales of self-contained breathing apparatus (SCBA) were $12.2 million lower in the current quarter. Second quarter 2008 SCBA sales included $12.6 million in shipments to the U.S. Air Force. Excluding these shipments, SCBA sales were flat quarter-to-quarter. Shipments of Advanced Combat Helmets to the U.S. military were down $8.8 million, reflecting a gap in production due to the transition to a new contract. Sales of CG634 ballistic helmets to the Canadian Forces were down $3.9 million due to completion of the contract. Shipments of head protection and fall protection were down $6.6 million and $2.4 million, respectively, as the effects of the recession reduced demand in construction and industrial markets.

Sales in the company’s European segment decreased $21.0 million, or 27 percent, in the current quarter. Local currency sales were down $8.8 million, primarily due to lower shipments of helmets and gas masks to military and first responder markets in France and Germany. Local currency sales in Eastern Europe were flat quarter-to-quarter. Currency translation effects reduced European segment sales, when stated in U.S. dollars, by $12.2 million, reflecting the weaker euro.

Sales in MSA’s International segment decreased by $8.6 million, or 13 percent, in the current quarter. Local currency sales were flat. Lower sales in Latin America, Australia and Africa, primarily due to the effects of the recession on the mining industry, were substantially offset by higher sales in China and the Middle East. Currency translation effects reduced International segment sales, when stated in U.S. dollars, by $8.3 million.

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On a currency adjusted basis, and in particular on the relative strength of the U.S. dollar compared to the second quarter of last year, MSA’s global sales declined 15 percent for the quarter, with a decline of 24 percent in North America, 11 percent in Europe, and no change in International.

Net income in the company’s North American segment was down only $0.7 million, or 6 percent, on the 24 percent decrease in sales in the second quarter of 2009. The decrease was primarily related to the previously-discussed decrease in sales, substantially offset by the positive results of ongoing initiatives to reduce operating expenses.

Net income in the European segment was down $4.4 million, or 91 percent, in the second quarter of 2009. Local currency net income was $3.3 million lower due to the previously-discussed decrease in sales. Currency translation effects reduced European segment net income, when stated in U.S. dollars, by approximately $1.1 million.

Net income in MSA’s International segment was down $2.1 million, or 59 percent, in the current quarter. Local currency income was $1.2 million lower, primarily due to the previously-discussed decrease in sales. Currency translation reduced International segment net income by approximately $0.9 million.

“In these uncertain economic times, our global teams are closely monitoring the markets we serve and are adjusting our responses to meet market realities. We must continue to be diligent in our efforts to reduce costs and manage our business in ways that allow us to not only weather the current downturn, but to be responsive in seizing opportunities when a recovery occurs,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net sales	$227,232	$293,162	$445,407	$559,506
Other income	672	1,464	1,531	2,523

	227,904	294,626	446,938	562,029

Cost of products sold	141,917	181,573	277,115	341,565
Selling, general and administrative	56,041	68,919	112,861	135,013
Research and development	7,273	9,202	14,286	16,554
Restructuring and other charges	966	1,125	9,061	2,231
Interest	1,914	2,281	3,761	4,775
Currency exchange losses (gains)	579	(76)	(347)	4,018

	208,690	263,024	416,737	504,156

Income before income taxes	19,214	31,602	30,201	57,873
Provision for income taxes	6,986	11,676	10,600	21,777

Net income	12,228	19,926	19,601	36,096
Net loss (income) attributable to the noncontrolling interests	230	28	78	(115)

Net income attributable to Mine Safety Appliances Company	12,458	19,954	19,679	35,981

Basic earnings per common share	$0.35	$0.56	$0.55	$1.01

Diluted earnings per common share	$0.35	$0.55	$0.55	$1.00

Dividends per common share	$0.24	$0.24	$0.48	$0.46

Basic shares outstanding	35,672	35,594	35,652	35,567
Diluted shares outstanding	35,818	35,987	35,821	36,004

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$62,667	$50,894
Trade receivables, net	173,978	198,622
Inventories	145,312	159,428
Other current assets	60,516	68,831

Total current assets	442,473	477,775

Property, net	145,437	141,409
Prepaid pension cost	78,411	78,037
Goodwill	83,638	83,211
Other noncurrent assets	109,807	95,378

Total	859,766	875,810

Current liabilities
Notes payable and current portion of long-term debt	$49,191	$60,849
Accounts payable	45,865	50,126
Other current liabilities	92,120	108,712

Total current liabilities	187,176	219,687

Long-term debt	94,118	94,082
Pensions and other employee benefits	122,158	120,494
Deferred tax liabilities	36,318	36,491
Other noncurrent liabilities	8,996	9,931
Equity	411,000	395,125

Total	859,766	875,810

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net sales
North America	$112,358	$148,682	$223,079	$295,324
Europe	55,834	76,853	112,751	137,258
International	59,040	67,627	109,577	126,924

Total	227,232	293,162	445,407	559,506

Net income attributable to Mine Safety Appliances Company
North America	$10,912	$11,612	$14,636	$26,194
Europe	428	4,810	2,497	5,498
International	1,468	3,556	2,083	7,122
Reconciling	(350)	(24)	463	(2,833)

Total	12,458	19,954	19,679	35,981

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